Capital Bancorp Reports Record Quarter and Year to Date Earnings
Rockville, Maryland, January 27, 2021 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), the holding company for Capital Bank, N.A. (the "Bank"), today reported net income of $9.7 million, or $0.71 per diluted share, for the fourth quarter of 2020. By comparison, net income was $5.1 million, or $0.36 per diluted share, for the fourth quarter of 2019. Return on average assets was 2.08% for the fourth quarter of 2020, compared to 1.48% for the same period in 2019. Return on average equity was 25.3% for the fourth quarter of 2020, compared to 15.3% for the same period in 2019.
“Capital Bancorp finished 2020 with excellent fourth quarter results, bringing to a close a year in which we navigated a challenging environment while delivering record results,” said Steven Schwartz, Chairman of the Board of Capital Bancorp. “For the full year, net income increased by more than 50% and book value per share increased by more than 20% as loans grew, deposit costs decreased, and both OpenSky® and Capital Bank Home Loans exceeded expectations. We enter 2021 well-positioned for continued profitable growth as we expect, and certainly hope, the effects of the pandemic to recede.”

“We are pleased to have generated record earnings with our diversified revenue model despite the disruption caused by COVID-19. Our differentiated strategy of leveraging next-generation capabilities continues to build momentum and be a source of strength,” said Ed Barry, CEO of Capital Bancorp. “We were encouraged to see the return of commercial loan growth driven by our participation in the first round of the Small Business Administration Payroll Protection Program and anticipate similar success in the recently-launched second round. Additionally, our customers' financial health continues to show signs of improvement as we saw a sharp reduction in classified and non-performing loans. While significant uncertainty remains, we remain focused on executing and expanding on our technology-based strategy to drive profitable growth.”

Fourth Quarter 2020 Highlights
Capital Bancorp
•Record Net Income - Continued strong performance by the Commercial Bank, Capital Bank Home Loans and OpenSky® secured credit cards contributed to another quarter of record results. In the fourth quarter of 2020, net income increased 90.9 percent to a record $9.7 million from $5.1 million in the fourth quarter of 2019. On a per share basis, earnings were $0.71 per basic and diluted share for the three months ended December 31, 2020 compared to $0.37 per basic and $0.36 per diluted share for the same period last year.
•Record Performance Ratios - Strong earnings performance by Capital Bank Home Loans and OpenSky® boosted return on average assets ("ROAA") and return on average equity ("ROAE"). ROAA and ROAE were 2.08% and 25.26%, respectively, for the three months ended December 31, 2020 compared to 1.48% and 15.32%, respectively, for the three months ended December 31, 2019.

•Net Interest Margin Improvement - Net interest margin ("NIM") increased by 56 basis points to 5.57% from the prior quarter. The improvement in NIM was driven by active investment portfolio management, a lower cost of funds, and increased yields on OpenSky® assets.
•Balance Sheet Supported By Robust Capital Levels, Elevated Reserves, and Surplus Liquidity - As of December 31, 2020, the Company reported a common equity tier 1 capital ratio of 12.94% and an allowance for loan and lease losses ("ALLL") to total loans ratio of 1.54%, or 1.78% excluding Small Business Administration Payroll Protection Program ("SBA-PPP") loans. The Bank is well-capitalized and has taken measures to navigate COVID-19 related disruptions, including taking additional loan loss provisions and maintaining higher than normal levels of liquidity on its balance sheet.
•Subordinated Debt Cost Reduced - In December, the Company issued $10.0 million in subordinated notes due in 2030 to replace the outstanding higher yielding $13.5 million, reducing quarterly interest expense by approximately $110 thousand.
Commercial Bank
•Focus on PPP Borrowers Delivers Results - Of the 1,220 SBA-PPP customers for whom we granted a total of $236.3 million in loans in 2020, during the quarter, we expanded relationships with more than 100 of those SBA-PPP borrowers who had no previous relationship with the Bank. As of December 31, 2020, 120 SBA-PPP loans totaling $33.6 million have been paid and forgiven.
•Continued Portfolio Loan Growth - Portfolio loans, which excludes SBA-PPP loans, increased by $53.6 million, or 4.62 percent, for the quarter ended December 31, 2020 to $1.21 billion compared to $1.16 billion at September 30, 2020. The quarter over quarter growth was broad-based with commercial real estate loans increasing by 5.2 percent, and commercial and industrial loans increasing by 16.5 percent.
•Growth in Core Deposits and Reduced Cost of Funds - Noninterest bearing deposits increased by $12.3 million, or 2.1 percent, during the quarter ended December 31, 2020 and now represent 36.8% of total deposits. Overall, the cost of interest bearing liabilities was reduced from 1.18% for the quarter ending September 30, 2020 to 0.95% for the quarter ending December 31, 2020 primarily due to the Bank's ongoing strategic initiative to improve its funding mix by decreasing reliance on non-core time deposits.
•Continued Proactive Management of Elevated Risk Loans - Non-performing assets ("NPAs") decreased to 0.67% of total assets, or $12.6 million, in the fourth quarter of 2020 compared to 0.79% in the prior quarter. The net $2.2 million improvement resulted primarily from the resolution of $4.9 million of non-performing assets, partially offset by the inclusion of $3.1 million of well collateralized loans being downgraded to substandard.
Capital Bank Home Loans
•Strong Mortgage Performance Supported by 30% Purchase Volume - In the fourth quarter of 2020, Capital Bank Home Loans continued to produce strong mortgage loan originations of $382 million and generated mortgage banking revenue of $12.2 million compared to $431 million in originations and $14.4 million in revenue for the previous quarter.
OpenSky®
•Continued Robust Growth in OpenSky® Credit Card Accounts - Despite seasonally slower fourth quarter activity, OpenSky® Credit Card accounts grew by 7.4 percent to 568 thousand accounts since last quarter.

•Account Growth Translates to Financial Performance - Consumer behavior, which had modified due to the pandemic, continued to normalize in the fourth quarter. This normalizing behavior, along with card growth, resulted in secured credit card loan balances increasing 22.7 percent to $104.3 million during the three months ended December 31, 2020. The normalizing behavior and higher loan balances drove record credit card revenue of $15.2 million for the quarter and resulted in a $15.8 million increase in noninterest bearing secured credit card deposits.
Full Year Highlights
Capital Bancorp
•Diversified Businesses Drive Record Net Income - Net income for 2020 increased 52.8 percent to $25.8 million, or $1.87 per diluted share, from $16.9 million, or $1.21 per diluted share for the year ended 2019. Our continued strong operating results demonstrate the advantages of the Bank's diversified business lines that are complementary across economic cycles.
•Improved Performance Ratios - Superior earnings provided ROAA and ROAE of 1.56% and 18.00%, respectively, for the year ended December 31, 2020 compared to 1.38% and 13.66% for the year ended December 31, 2019.
•Net Interest Margin Above Peers - For the year ended December 31, 2020, net interest margin declined to 5.14%, 46 basis points below prior year levels. The year over year decline was driven by historically low interest rates which reduced the yield on earning assets at a higher pace than deposits. Other factors leading to the decline were lower yielding SBA-PPP loans and additional liquidity.
•Improved Efficiency Ratio - Higher levels of revenue and controlled expense growth improved the efficiency ratio to 68.0%, despite higher levels of mortgage commissions, for the year ended December 31, 2020 compared to 72.3% for the prior year.
•Asset Growth - Total assets increased $450.2 million, or 31.5 percent, during year ended December 31, 2020 primarily due to increases in SBA-PPP loans of $201.0 million, portfolio loans of $146.4 million and credit card loans of $57.8 million.
•Stock repurchases - During the twelve months ended December 31, 2020, 304,114 shares were repurchased at an average price of $10.81 per share.
Commercial Bank
•Strong Portfolio Loan Growth - Portfolio loans, which exclude SBA-PPP loans, increased by $87.0 million, or 7.72 percent to $1.21 billion for the year ended December 31, 2020 compared to $1.13 billion at December 31, 2019. Contributing to this growth were commercial and industrial loans which increased 4.0 percent, commercial real estate loans which increased 12.8 percent, and construction real estate loans which increased by 13.2 percent.
•Improved Deposit Franchise and Lower Cost of Funding - Noninterest bearing deposits increased by $316.8 million, or 108.6 percent, December 31, 2020 and now represent 36.8% of total deposits. During the year ended, the cost of interest bearing liabilities declined to 1.29% from 1.93% in the prior year, in line with our market rates.
•COVID-19 Related Deferrals - Outstanding loans deferred due to COVID-19 decreased by 78.9 percent from June 30, 2020 to December 31, 2020 as shown in the table below.

Loan Modifications (1)
(dollars in millions)
	December 31, 2020			September 30, 2020		June 30, 2020
		Deferred Loans		Deferred Loans		Deferred Loans
Sector	Total Loans Outstanding	Balance	# of Loans Deferred	Balance	# of Loans Deferred	Balance	# of Loans Deferred
Accommodation & Food Services	$89.1	$14.7	16	$11.2	14	$42.6	36
Real Estate and Rental Leasing	508.7	5.5	10	9.3	16	45.6	67
Other Services Including Private Households	278.5	1.1	3	5.6	11	17.3	36
Educational Services	20.9	—	—	—	—	9.8	6
Construction	264.5	—	—	0.3	1	4.2	6
Professional, Scientific, and Technical Services	86.3	1.4	3	1.1	2	5.0	11
Arts, Entertainment & Recreation	39	0.7	2	1.4	2	5.0	9
Retail Trade	24.6	0.3	1	—	—	3.0	8
Healthcare & Social Assistance	88.5	0.9	1	0.9	1	4.7	11
Wholesale Trade	13.6	—	—	—	—	0.9	1
All other (1)	81.4	5.9	7	0.5	2	5.9	13
Total	$1,495.1	$30.5	43	$30.3	49	$144.0	204
_______________
(1)Excludes modifications and deferrals made for OpenSky® secured card customers.

Capital Bank Home Loans
•Record Mortgage Originations and Revenues - Capital Bank Home Loans benefited from favorable industry trends, strategic hires and our ability to originate purchase volume (as distinct from refinance volume) equal to 31.9% of our $1.3 billion of mortgage originations in 2020, which compares to mortgage originations of $592 million in 2019. Mortgage revenues increased to $40.6 million in 2020 compared to $16 million in 2019. Efforts to optimize product pricing and mix improved the average gain on sale to 3.02% compared to 2.43% in the prior year.
OpenSky®
•155% Annual Growth in OpenSky® Credit Card Accounts - Improved marketing and favorable market conditions resulted in the origination of 345 thousand new OpenSky® credit card accounts in 2020, increasing the number of accounts to 568 thousand at December 31, 2020.
•Account Growth Contributing to Bank Performance - Annual account growth resulted in a $114.3 million increase in noninterest bearing secured credit card deposits that totaled $192.5 million at year end. Corresponding credit card loans increased by $57.8 million, or 124.6 percent, and totaled $104.3 million at December 31, 2020, driving a $9.4 million increase in credit card fees to $17.0 million for the year.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited

	Quarter Ended			Twelve Months Ended
	December 31,			December 31,
(amounts in thousands except per share data)	2020	2019	% Change	2020	2019	% Change
Earnings Summary
Interest income	$28,318	$22,393	26.5%	$97,251	$83,354	16.7%
Interest expense	2,599	4,339	(40.1)%	13,182	15,842	(16.8)%
Net interest income	25,719	18,054	42.5%	84,069	67,512	24.5%
Provision for loan losses	2,033	921	120.7%	11,242	2,791	302.8%
Noninterest income	19,435	7,278	167.0%	61,061	24,518	149.0%
Noninterest expense	30,085	17,757	69.4%	98,751	66,525	48.4%
Income before income taxes	13,036	6,654	95.9%	35,137	22,714	54.7%
Income tax expense	3,347	1,581	111.7%	9,314	5,819	60.1%
Net income	$9,689	$5,073	91.0%	$25,823	$16,895	52.8%

Weighted average common shares - Basic	13,686	13,790	(0.8)%	13,793	13,733	0.4%
Weighted average common shares - Diluted	13,707	14,091	(2.7)%	13,800	13,969	(1.2)%
Earnings per share - Basic	$0.71	$0.37	92.4%	$1.87	$1.23	52.0%
Earnings per share - Diluted	$0.71	$0.36	96.3%	$1.87	$1.21	54.5%
Return on average assets (1)	2.08%	1.48%	40.5%	1.56%	1.38%	13.0%
Return on average assets, excluding impact of SBA-PPP loans(1) (2)	1.88%	1.48%	27.0%	1.42%	1.38%	2.9%
Return on average equity	25.26%	15.32%	64.9%	18.00%	13.66%	31.8%

	Quarter Ended		4Q20 vs. 4Q19	Quarter Ended
	December 31,			September 30,	June 30,	March 31,
(in thousands except per share data)	2020	2019	% Change	2020	2020	2020
Balance Sheet Highlights
Assets	$1,878,659	$1,428,495	31.5%	$1,879,029	$1,822,365	$1,507,847
Investment securities available for sale	99,787	60,828	64.0%	53,992	56,796	59,524
Mortgage loans held for sale	107,154	71,030	50.9%	137,717	116,969	73,955
SBA-PPP loans, net of fees (3)	201,018	—	100.0%	233,349	229,646	—
Portfolio loans receivable (3)	1,317,568	1,171,121	12.5%	1,244,613	1,211,477	1,187,798
Allowance for loan losses	23,434	13,301	76.2%	22,016	18,680	15,513
Deposits	1,652,128	1,225,421	34.8%	1,662,211	1,608,726	1,302,913
FHLB borrowings	22,000	32,222	(31.7)%	22,222	25,556	28,889
Other borrowed funds	14,016	15,423	(9.1)%	17,516	17,392	15,430
Total stockholders' equity	159,311	133,331	19.5%	149,377	142,108	136,080
Tangible common equity(2)	159,311	133,331	19.5%	149,377	142,108	136,080

Common shares outstanding	13,754	13,895	(1.0)%	13,682	13,818	13,817
Tangible book value per share (2)	$11.58	$9.60	20.7%	$10.92	$10.28	$9.85
______________
(1) Annualized.
(2) Refer to Appendix for reconciliation of non-GAAP measures.
(3) Loans are reflected net of deferred fees and costs.

Operating Results - Comparison of Three Months Ended December 31, 2020 and 2019
For the three months ended December 31, 2020, net interest income increased $7.7 million, or 42.5 percent, to $25.7 million from the same period in 2019, primarily due to an increase in average interest earning assets and a decrease in average rates on interest bearing liabilities. The net interest margin increased 24 basis points to 5.57% for the three months ended December 31, 2020 from the same period in 2019 as interest rates on deposits were reduced faster than the decline in rates on loans and investments. Net interest margin, excluding credit card and SBA PPP loans, was 3.80% for the fourth quarter of 2020 compared to 4.02% for the same period in 2019. For the three months ended December 31, 2020, average interest earning assets increased $491.5 million, or 36.6 percent, to $1.8 billion as compared to the same period in 2019, and the average yield on interest earning assets decreased 48 basis points. Compared to the same period the prior year, average interest-bearing liabilities increased $162.6 million, or 17.6 percent, while the average cost decreased 91 basis points to 0.95% from 1.86%.
The provision for loan losses of $2.0 million for the three months ended December 31, 2020 was due primarily to loan growth during the quarter. Net charge-offs for the fourth quarter of 2020 were $615 thousand, or 0.16% of average loans on an annualized basis, compared to $111 thousand, or 0.04% of average loans on an annualized basis, for the fourth quarter of 2019.
For the quarter ended December 31, 2020, noninterest income was $19.4 million, an increase of $12.2 million, or 167.0 percent from $7.3 million in the prior year quarter. The increase was primarily driven by significant growth in mortgage banking revenues of $7.2 million and credit card fees of $4.2 million resulting from the higher level of credit card accounts.
For the three months ended December 31, 2020, OpenSky® originated 82 thousand new secured credit card accounts, increasing the total number of open accounts to 568 thousand. This compares to 24 thousand new originations for the same period last year, which increased total open accounts to 223 thousand. Since December 31, 2019, credit card loan balances increased to $104.3 million from $46.4 million, while the related deposit account balances increased 146 percent to $192.5 million. The record growth in open accounts was primarily driven by enhanced marketing and economic conditions that led consumers to recognize the value and convenience of the Bank's secured credit card product.
The efficiency ratio for the three months ended December 31, 2020 decreased to 66.63% compared to 70.10% for the three months ended December 31, 2019, The period saw higher levels of mortgage commissions and increased data processing costs, which supported the generation of higher levels of revenue. Management continues its efforts to control expense growth and increase operational leverage.
Noninterest expense was $30.1 million for the three months ended December 31, 2020, as compared to $17.8 million for the three months ended December 31, 2019, an increase of $12.3 million, or 69.4 percent. The increase was primarily driven by a $5.0 million, or 115.7 percent increase in data processing, a $3.5 million, or 42.0 percent, increase in salaries and benefits, an increase in professional services of $1.0 million or 110.0 percent and an increase in operating expenses of $1.6 million, or 85.8 percent quarter over quarter. The increase of $5.0 million in data processing expenses is largely attributable to the higher volume of open credit cards, and increased portfolio and mortgage loan processing volumes during the fourth quarter of 2020. Included in salaries and benefits are commissions paid on mortgage originations, which increased from $1.3 million to $3.4 million, primarily due to an increase in the number of mortgage originations. By comparison, in the three month period ended December 31, 2020, $382.3 million of mortgage loans were originated for sale compared to $185.7 million in the three months ended December 31, 2019. The Company's organic growth was supported by a 5.6 percent increase in employees to 244 at December 31, 2020, up from 231 at December 31, 2019. The increase included the addition of 13 new employees in the revenue producing teams of the commercial banking and mortgage banking divisions. Additionally, operating expenses increased $1.6 million due to increases in marketing and advertising, credit expenses, FDIC insurance and miscellaneous expenses.

Operating Results - Comparison of Twelve Months Ended December 31, 2020 and 2019
For the twelve months ended December 31, 2020, net interest income increased $16.6 million, or 24.5 percent, to $84.1 million from the same period in 2019, primarily due to an increase in average interest-earning assets and a decrease in the average rate on interest-earning liabilities. The net interest margin decreased 46 basis points to 5.14% for the twelve months ended December 31, 2020 compared to 2019. The declining margin was a result of the declining interest rate environment, which began in the fourth quarter of 2019, and the rapid increase in SBA-PPP loans. Net interest margin, excluding credit cards and SBA-PPP loans, was 3.89% for the twelve months ended December 31, 2020 compared to 4.26% for the same period in 2019. For the twelve months ended December 31, 2020, average interest earning assets increased $430 million, or 35.7 percent, to $1.6 billion as compared to 2019, and the average yield on interest earning assets decreased 98 basis points. Comparing year ended 2020 to 2019, average interest-bearing liabilities increased $201.8 million, or 24.6 percent, while the average cost decreased 64 basis points to 1.29% from 1.93%.
Due primarily to the deterioration in the macro-economic environment as a result of the impact of COVID-19 in addition to organic loan growth, the Company recorded a provision for loan losses of $11.2 million during the twelve months ended December 31, 2020, an increase of $8.5 million from the year earlier. Net charge-offs for the twelve months ended December 31, 2020 were $1.1 million, or 0.09% of average portfolio loans, compared to $192 thousand, or 0.10% of average portfolio loans, for the same period in 2019.
For the twelve months ended December 31, 2020, noninterest income was $61.1 million, an increase of $36.5 million, or 149.0 percent, from the same period in 2019. The increase was primarily driven by significant growth in mortgage banking revenues, which were up $24.7 million, and credit card fees, which increased by $9.4 million.
For the twelve months ended December 31, 2020, the Bank originated 345 thousand new OpenSky® secured credit card accounts, increasing the total number of open accounts to 568 thousand. This compares to 72 thousand new originations for 2019, which increased total open accounts to 223 thousand. The record growth in open accounts was primarily driven by enhanced marketing and economic conditions that led consumers to recognize the value and convenience of OpenSky's secured credit card product.
The efficiency ratio for the year ended December 31, 2020 improved to 68.04% compared to 72.29% for the twelve months ended December 31, 2019, primarily resulting from increased revenue. The period saw higher levels of mortgage commissions and increased data processing costs, which supported the generation of higher levels of revenue. Management continues its efforts to control expense growth and increase operational leverage.
Noninterest expense was $98.8 million for the twelve months ended December 31, 2020, as compared to $66.5 million for the prior year, an increase of $32.2 million, or 48.4 percent. The increase was primarily driven by an $11.8 million, or 36.1 percent, increase in salaries and benefits, an $11.4 million, or 73.5 percent increase in data processing, a $2.0 million or 70.7 percent increase in professional fees, an increase in loan processing of 101.2 percent or $1.9 million and a $3.9 million, or 54.6 percent increase in other operating expenses year over year. Included in salaries and benefits are commissions paid on mortgage originations, which increased from $5.4 million to $10.9 million primarily due to an increase in the number of mortgage originations. By comparison, in the twelve months ended December 31, 2020, $1.3 billion of mortgage loans were originated for sale compared to $592 million in the twelve months ended December 31, 2019. The increase of $11.4 million in data processing expense was primarily due to the higher volume of open credit cards and increased mortgage loan processing volumes during the year. Additionally, operating expenses increased $3.9 million due to increases in marketing and advertising, credit expenses, FDIC insurance and miscellaneous expenses.
During the year ended December 31, 2020, results of operations were impacted by the COVID-19 pandemic and the resulting issuance of SBA-PPP loans. At December 31, 2020, SBA-PPP loans had remaining deferred origination fees of $4.7 million, and deferred costs of $831 thousand.

Financial Condition
Total assets at December 31, 2020 were $1.88 billion, an increase of 31.5 percent from December 31, 2019. Portfolio loans, which exclude mortgage loans held for sale and SBA-PPP loans, totaled $1.32 billion as of December 31, 2020, an increase of 12.5 percent as compared to $1.17 billion at December 31, 2019.
Deposits at December 31, 2020 were $1.65 billion, an increase of 34.8 percent as compared to $1.23 billion at December 31, 2019. Noninterest bearing deposits increased by $317 million. These deposits include certain fiduciary accounts of title companies and property management companies, as well as SBA-PPP loan customers and the secured card deposits highlighted above. Interest bearing accounts increased by $109.9 million, mainly driven by a 76.2 percent increase in fiduciary accounts.
Due primarily to the deterioration in the macro-economic environment as a result of the impact of COVID-19, the Company recorded a provision for loan losses of $11.2 million during the twelve months ended December 31, 2020, which increased the allowance for loan losses to $23.4 million, or 1.54% of total loans (1.78%, excluding SBA-PPP loans, on a non-GAAP basis) at December 31, 2020. This level of reserve provides approximately 254 percent coverage of nonperforming loans at December 31, 2020, compared to the prior year's reserve of $13.3 million, or 1.14 percent of total loans, which represented a coverage ratio of 282 percent. Nonperforming assets were $12.6 million, or 0.67% of total assets, as of December 31, 2020, up from $7.1 million, or 0.50% of total assets, at December 31, 2019. Of the $12.6 million in total nonperforming assets as of December 31, 2020, nonperforming loans represented $9.2 million and foreclosed real estate totaled $3.3 million. The increase is primarily due to two residential loans totaling $3.1 million and one construction loan for $1.4 million. Included in nonperforming loans at December 31, 2020 are troubled debt restructurings of $440 thousand.
Stockholders’ equity increased to $159.3 million as of December 31, 2020, compared to $133.3 million at December 31, 2019. This increase was primarily attributable to earnings during the period. Shares repurchased and retired in 2020 as part of the Company's stock repurchase program totaled 304,114 shares at a weighted average price of $10.81, for a total cost of $3.3 million including commissions. As of December 31, 2020, the Bank's capital ratios continue to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2020	2019	2020	2019
Interest income
Loans, including fees	$27,848	$21,758	$95,367	$81,305
Investment securities available for sale	363	217	1,292	924
Federal funds sold and other	107	418	592	1,125
Total interest income	28,318	22,393	97,251	83,354

Interest expense
Deposits	2,323	3,801	11,524	13,689
Borrowed funds	276	538	1,658	2,153
Total interest expense	2,599	4,339	13,182	15,842

Net interest income	25,719	18,054	84,069	67,512
Provision for loan losses	2,033	921	11,242	2,791
Net interest income after provision for loan losses	23,686	17,133	72,827	64,721

Noninterest income
Service charges on deposits	143	159	520	542
Credit card fees	6,272	2,082	16,966	7,602
Mortgage banking revenue	12,153	4,964	40,649	15,955
Gain on sale of investment securities available for sale, net	20	—	20	26
Other fees and charges	847	73	2,906	393
Total noninterest income	19,435	7,278	61,061	24,518

Noninterest expenses
Salaries and employee benefits	11,997	8,450	44,359	32,586
Occupancy and equipment	1,512	1,053	5,170	4,360
Professional fees	1,928	918	4,899	2,871
Data processing	9,253	4,290	26,917	15,512
Advertising	655	509	2,530	2,066
Loan processing	1,360	615	3,811	1,894
Other real estate expenses (income), net	(68)	66	69	122
Other operating	3,448	1,856	10,995	7,114
Total noninterest expenses	30,085	17,757	98,751	66,525
Income before income taxes	13,036	6,654	35,137	22,714
Income tax expense	3,347	1,581	9,314	5,819
Net income	$9,689	$5,073	$25,823	$16,895

Consolidated Balance Sheets
(in thousands except share data)	(unaudited) December 31, 2020	December 31, 2019
Assets
Cash and due from banks	$18,456	$10,530
Interest bearing deposits at other financial institutions	126,081	102,447
Federal funds sold	2,373	1,847
Total cash and cash equivalents	146,910	114,824
Investment securities available for sale	99,787	60,828
Restricted investments	3,958	3,966
Loans held for sale	107,154	71,030
U.S. Small Business Administration Payroll Protection Program ("SBA-PPP") loans receivable, net of fees	201,018	—
Portfolio loans receivable, net of deferred fees and costs and net of allowance for loan losses of $23,434 and $13,301	1,294,134	1,157,820
Premises and equipment, net	4,464	6,092
Accrued interest receivable	8,134	4,770
Deferred income taxes, net	6,818	4,263
Other real estate owned	3,326	2,384
Other assets	2,956	2,518
Total assets	$1,878,659	$1,428,495

Liabilities
Deposits
Noninterest bearing	$608,559	$291,777
Interest bearing	1,043,569	933,644
Total deposits	1,652,128	1,225,421
Federal Home Loan Bank advances	22,000	32,222
Other borrowed funds	14,016	15,423
Accrued interest payable	1,134	1,801
Other liabilities	30,070	20,297
Total liabilities	1,719,348	1,295,164

Stockholders' equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value; 49,000,000 shares authorized; 13,753,529 and 13,894,842 issued and outstanding	138	139
Additional paid-in capital	50,602	51,561
Retained earnings	106,854	81,618
Accumulated other comprehensive income	1,717	13
Total stockholders' equity	159,311	133,331
Total liabilities and stockholders' equity	$1,878,659	$1,428,495

The following table shows the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended December 31,
	2020			2019
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$152,720	$37	0.10%	$85,148	$311	1.45%
Federal funds sold	5,537	—	0.01	5,841	22	1.49
Investment securities available for sale	73,931	363	1.95	37,716	216	2.27
Restricted stock	3,947	70	7.08	4,505	84	7.42
Loans held for sale	105,922	701	2.63	71,941	972	5.36
SBA-PPP loans receivable	227,617	1,998	3.49	—	—	—
Portfolio loans receivable(2)	1,266,662	25,149	7.90	1,139,646	20,788	7.24
Total interest earning assets	1,836,336	28,318	6.13	1,344,797	22,393	6.61
Noninterest earning assets	18,509			15,043
Total assets	$1,854,845			$1,359,840

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$238,078	102	0.17	$147,521	284	0.77
Savings	4,828	1	0.05	3,552	3	0.33
Money market accounts	467,727	633	0.54	386,367	1,620	1.66
Time deposits	337,170	1,586	1.87	324,272	1,894	2.32
Borrowed funds	38,447	277	2.86	61,963	538	3.44
Total interest bearing liabilities	1,086,250	2,599	0.95	923,675	4,339	1.86
Noninterest bearing liabilities:
Noninterest bearing liabilities	23,810			19,137
Noninterest bearing deposits	592,193			285,619
Stockholders’ equity	152,592			131,409
Total liabilities and stockholders’ equity	$1,854,845			$1,359,840

Net interest spread			5.18%			4.75%
Net interest income		$25,719			$18,054
Net interest margin(3)			5.57%			5.33%
_______________
(1)Annualized.
(2)Includes nonaccrual loans.
(3)For the three months ended December 31, 2020 and December 31, 2019, collectively, SBA-PPP loans and credit card loans accounted for 177 and 131 basis points of the reported net interest margin, respectively.

	Twelve Months Ended December 31,
	2020			2019
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$112,249	$343	0.31%	$47,762	$832	1.74%
Federal funds sold	3,128	4	0.12	2,733	50	1.83%
Investment securities available for sale	58,071	1,292	2.22	41,130	924	2.25%
Restricted stock	4,025	244	6.07	4,334	243	5.61%
Loans held for sale	84,928	2,610	3.07	44,483	2,899	6.52%
SBA-PPP loans receivable	157,630	4,479	2.84	—	—	—%
Portfolio loans receivable(1)	1,215,049	88,279	7.27	1,064,421	78,406	7.37%
Total interest earning assets	1,635,080	97,251	5.95	1,204,863	83,354	6.92%
Noninterest earning assets	24,923			15,046
Total assets	$1,660,003			$1,219,909

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$195,794	656	0.34	$109,977	672	0.61
Savings	4,722	5	0.11	3,597	13	0.36
Money market accounts	480,218	4,786	1.00	344,272	5,822	1.69
Time deposits	297,997	6,077	2.04	302,149	7,182	2.38
Borrowed funds	42,471	1,658	3.90	59,387	2,153	3.63
Total interest bearing liabilities	1,021,202	13,182	1.29	819,382	15,842	1.93
Noninterest bearing liabilities:
Noninterest bearing liabilities	22,007			16,144
Noninterest bearing deposits	473,301			260,726
Stockholders’ equity	143,493			123,657
Total liabilities and stockholders’ equity	$1,660,003			$1,219,909

Net interest spread			4.66%			4.99%
Net interest income		$84,069			$67,512
Net interest margin(2)			5.14%			5.60%
_______________

(1)Includes nonaccrual loans.
(2)For the twelve months ended December 31, 2020 and December 31, 2019, collectively, SBA-PPP loans and credit card loans accounted for 125 and 134 basis points of the reported net interest margin, respectively.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Earnings:
Net income	$9,689	$8,438	$4,761	$2,934	$5,073
Earnings per common share, diluted	0.71	0.61	0.34	0.21	0.36
Net interest margin	5.57%	5.01%	4.72%	5.16%	5.33%
Net interest margin, excluding credit cards & SBA-PPP loans (1)	3.80%	3.84%	3.96%	3.96%	4.02%
Return on average assets(2)	2.08%	1.89%	1.19%	0.84%	1.48%
Return on average assets excluding impact of SBA-PPP loans (1)(2)	1.88%	1.80%	1.04%	0.84%	1.48%
Return on average equity(2)	25.26%	23.28%	13.70%	8.59%	15.32%
Efficiency ratio	66.63%	65.17%	69.74%	73.53%	70.10%
Balance Sheet:
Portfolio loans receivable (3)	$1,317,568	$1,244,613	$1,211,477	$1,187,798	$1,171,121
Deposits	1,652,128	1,662,211	1,608,726	1,302,913	1,225,421
Total assets	1,878,659	1,879,029	1,822,365	1,507,847	1,428,495
Asset Quality Ratios:
Nonperforming assets to total assets	0.67%	0.79%	0.50%	0.61%	0.50%
Nonperforming assets to total assets, excluding the SBA-PPP loans (1)	0.75%	0.90%	0.58%	0.61%	0.50%
Nonperforming loans to total loans	0.61%	0.78%	0.41%	0.49%	0.40%
Nonperforming loans to portfolio loans (1)	0.70%	0.92%	0.48%	0.49%	0.40%
Net charge-offs to average portfolio loans (1)(2)	0.19%	0.12%	0.05%	0.07%	0.10%
Net charge-offs to average loans (2)	0.10%	0.12%	0.05%	0.07%	0.10%
Allowance for loan losses to total loans	1.54%	1.49%	1.30%	1.31%	1.14%
Allowance for loan losses to portfolio loans (1)	1.78%	1.77%	1.54%	1.31%	1.14%
Allowance for loan losses to non-performing loans	253.71%	191.78%	318.25%	268.13%	281.80%
Bank Capital Ratios:
Total risk based capital ratio	12.60%	12.74%	12.35%	12.18%	11.98%
Tier 1 risk based capital ratio	11.34%	11.48%	11.10%	10.93%	10.73%
Leverage ratio	7.45%	7.44%	7.73%	8.61%	8.65%
Common equity Tier 1 capital ratio	11.34%	11.48%	11.10%	10.93%	10.73%
Tangible common equity	7.43%	7.09%	6.91%	8.03%	8.21%
Holding Company Capital Ratios:
Total risk based capital ratio	15.19%	15.35%	15.02%	13.63%	13.56%
Tier 1 risk based capital ratio	13.10%	12.93%	12.58%	12.38%	12.31%
Leverage ratio	8.78%	8.63%	8.85%	9.83%	9.96%
Common equity Tier 1 capital ratio	12.94%	12.75%	12.39%	12.19%	12.12%
Tangible common equity	8.48%	7.95%	7.80%	11.08%	10.71%
Composition of Loans:
Residential real estate	$437,860	$422,698	$437,429	$430,870	$427,926
Commercial real estate	392,550	372,972	364,071	360,601	348,091
Construction real estate	224,904	227,661	212,957	204,047	198,702
Commercial and industrial - Other	157,127	134,889	142,673	151,551	151,109
SBA-PPP loans	204,920	238,735	236,325	—	—
Credit card	104,252	84,964	54,732	41,881	46,412
Other	1,649	2,268	947	1,103	1,285
Composition of Deposits:
Noninterest bearing	$608,559	$596,239	$563,995	$363,423	$291,777
Interest bearing demand	257,126	247,150	268,150	175,924	174,166
Savings	4,800	4,941	5,087	4,290	3,675
Money Markets	447,077	472,447	507,432	473,958	429,078
Time Deposits	334,566	341,435	264,062	285,318	326,725

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Capital Bank Home Loan Metrics:
Origination of loans held for sale	$382,267	$431,060	$315,165	$180,421	$185,739
Mortgage loans sold	412,830	410,312	272,151	177,496	183,691
Gain on sale of loans	12,950	12,837	8,088	4,580	4,587
Purchase volume as a % of originations	30.03%	33.76%	31.16%	32.79%	28.95%
Gain on sale as a % of loans sold(4)	3.14%	3.13%	2.97%	2.52%	2.44%
OpenSky Credit Card Portfolio Metrics:
Active customer accounts	568,373	529,114	400,530	244,024	223,379
Credit card loans	$104,252	$84,964	$54,732	$41,881	$46,412
Noninterest secured credit card deposits	192,520	176,708	131,854	84,689	78,223
_______________
(1)Refer to Appendix for reconciliation of non-GAAP measures
(2)Annualized.
(3)Loans are reflected net of deferred fees and costs.
(4)Gain on sale percentage is calculated as gain on sale of loans divided by the sum of gain on sale of loans and proceeds from loans held for sale, net of gains.

Appendix

Reconciliation of Non-GAAP Measures

Return on Average Assets, as Adjusted	Year Ended	Year Ended	Quarter Ended	Quarter Ended
Dollars in Thousands	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net Income	$25,823	$16,895	$9,689	$5,073
Less: SBA-PPP loan income	4,479	—	1,998	—
Net Income, as Adjusted	$21,344	$16,895	$7,691	$5,073
Average Total Assets	$1,660,003	1,219,909	$1,854,846	1,359,840
Less: Average SBA-PPP Loans	157,630	—	227,617	—
Average Total Assets, as Adjusted	$1,502,373	$1,219,909	$1,627,229	$1,359,840
Return on Average Assets, as Adjusted	1.42%	1.38%	1.88%	1.48%

Net Interest Margin, as Adjusted	Year Ended	Year Ended	Quarter Ended	Quarter Ended
Dollars in Thousands	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net Interest Income	$84,069	$67,512	$25,719	$18,054
Less Secured credit card loan income	24,531	17,760	9,306	4,867
Less SBA-PPP loan income	4,479	—	1,998	—
Net Interest Income, as Adjusted	$55,059	$49,752	$14,415	13,187
Average Interest Earning Assets	$1,635,079	1,204,863	$1,836,337	1,344,797
Less Average secured credit card loans	$62,462	37,921	95,739	43,406
Less Average SBA-PPP loans	157,630	—	227,617	—
Total Average Interest Earning Assets, as Adjusted	$1,414,987	$1,166,942	$1,512,981	$1,301,392
Net Interest Margin, as Adjusted	3.89%	4.26%	3.80%	4.02%

Tangible Book Value per Share	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
Dollars in Thousands	December 31, 2020	December 31, 2019	September 30, 2020	June 30, 2020	March 31, 2020

Total Stockholders' Equity	$159,311	$133,331	$149,377	$142,108	$136,080
Less: Preferred equity	—	—	—	—	—
Less: Intangible assets	—	—	—	—	—
Tangible Common Equity	$159,311	$133,331	$149,377	$142,108	$136,080
Period End Shares Outstanding	13,753,529	13,894,842	13,682,198	13,818,223	13,816,723
Tangible Book Value per Share	$11.58	$9.60	$10.92	$10.28	$9.85

Appendix

Reconciliation of Non-GAAP Measures

Allowance for Loan Losses to Total Portfolio Loans
Dollars in Thousands	December 31, 2020	December 31, 2019

Allowance for Loan Losses	$23,434	$13,301
Total Loans	1,518,586	1,171,121
Less: SBA-PPP loans	201,018	—
Total Portfolio Loans	$1,317,568	$1,171,121
Allowance for Loan Losses to Total Portfolio Loans	1.78%	1.14%

Nonperforming Assets to Total Assets, net SBA-PPP Loans
Dollars in Thousands	December 31, 2020	December 31, 2019

Total Nonperforming Assets	$12,563	$7,104
Total Assets	$1,878,659	1,428,495
Less: SBA-PPP loans	201,018	—
Total Assets, net SBA-PPP Loans	$1,677,641	$1,428,495
Nonperforming Assets to Total Assets, net SBA-PPP Loans	0.75%	0.50%

Nonperforming Loans to Portfolio Loans
Dollars in Thousands	December 31, 2020	December 31, 2019

Total Nonperforming Loans	$9,237	$4,720
Total Loans	1,518,586	1,171,121
Less: SBA-PPP loans	201,018	—
Total Portfolio Loans	$1,317,568	$1,171,121
Nonperforming Loans to Total Portfolio Loans	0.70%	0.40%

Net Charge-offs to Average Portfolio Loans	Year Ended	Year Ended
Dollars in Thousands	December 31, 2020	December 31, 2019

Total Net Charge-offs	$1,109	$798
Total Average Loans	1,215,049	1,064,421
Less: Average SBA-PPP loans	157,630	—
Total Average Loans, Excluding SBA-PPP Loans	$1,057,419	$1,064,421
Net Charge-offs to Average Portfolio Loans	0.10%	0.08%

Net Charge-offs to Average Portfolio Loans	Quarter Ended	Quarter Ended
Dollars in Thousands	December 31, 2020	December 31, 2019

Total Net Charge-offs	$615	$438
Total Average Loans	$1,494,278	$1,139,646
Less: Average SBA-PPP loans	227,617
Total Average Loans, Excluding SBA-PPP Loans	$1,266,662	$1,139,646
Net Charge-offs to Average Portfolio Loans	0.19%	0.15%

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the fifth largest bank headquartered in Maryland at December 31, 2020. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $1.9 billion at December 31, 2020 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. For details on factors that could affect these expectations, see risk factors and other cautionary language included in the Company's Annual Report on Form 10-K and other periodic and current reports filed with the Securities and Exchange Commission.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be fully reopened. As a result of the COVID-19 pandemic and the related adverse local and national economic consequences, we are exposed to all of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen as planned, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com